UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2005

Varian, Inc.

(Exact name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-25393

(Commission File Number)

77-0501995

(IRS Employer Identification No.)

3120 Hansen Way, Palo Alto, California	94304-1030
(Address of principal executive offices)	(Zip Code)

(650) 213-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Agreement to Sell Electronics Manufacturing Business

On February 4, 2005, Varian, Inc., a Delaware corporation (the “Company”), and Jabil Circuit, Inc., a Delaware corporation (“Jabil”), entered into an Asset Purchase Agreement (the “Purchase Agreement”) providing for the sale to Jabil of the assets of the Company’s Electronics Manufacturing business (the “Business”).

Under the terms of the Purchase Agreement, and as consideration for the sale of the assets of the Business, at the closing of the transactions contemplated by the Purchase Agreement (the “Closing”), Jabil will pay the Company $195 million in cash (subject to a working capital adjustment), and assume certain liabilities and obligations of the Business. In addition, the Purchase Agreement also contains customary representations and warranties of the parties, indemnification and termination provisions. Completion of the Purchase Agreement is subject to customary closing conditions, including expiration of the applicable waiting period under the Hart-Scott-Rodino Act.

In addition, the Company and Jabil have agreed to enter into a four-year Supply Agreement (effective as of the Closing), pursuant to which Jabil will continue to supply certain products to the Company that are currently manufactured by the Business for the Company’s other businesses.

A copy of the press release announcing the above transaction is attached to this Current Report as Exhibit 99.1 and is incorporated herein by reference.

Agreement with Executive Officer

On February 4, 2005, in connection with its contemplated sale of the Business, the Company entered into a Retention, Incentive and Separation Agreement with C. Wilson Rudd, the Company’s Vice President, Electronics Manufacturing (the “Retention Agreement”). Under the terms of the Retention Agreement, the Company will pay to Mr. Rudd (a) a fixed retention bonus of $125,000 on the earlier of March 31, 2005 or the date the Business is sold, regardless of whether the Business is sold; (b) a contingent retention bonus of $125,000 if the Business is sold, to be paid on such date, so long as such date is on or before March 31, 2005; (c) a contingent incentive bonus if the Business is sold, the amount of which depends upon the aggregate cash purchase price paid to the Company for the Business (which contingent incentive bonus will be $750,000 if the sale of the Business to Jabil as described above is completed for $195 million); and (d) a contingent severance payment of $250,000 if the Business is sold and Mr. Rudd is not offered substantially equivalent employment by the buyer of the Business and therefore declines an employment offer from the buyer, or if Mr. Rudd accepts an offer of employment from the buyer but within six months after it commences that employment is terminated by the buyer (other than for cause) or by Mr. Rudd because of a change in his employment such that it no longer constitutes substantially equivalent employment. Under the terms of the Retention Agreement, Mr. Rudd will resign from the Company on the date the sale of the Business is completed, and will on that date release the Company from any claims in connection with his employment by the Company or the termination of that employment. The Retention Agreement will expire on March 31, 2005 if the Business is not sold by that date, in which case Mr. Rudd will not be required to resign and only the $125,000 fixed retention bonus described above will be paid to him.

Item 8.01. Other Events

On February 4, 2005, the Company’s Board of Directors conditionally approved a new authorization under which the Company may repurchase up to $145 million of its common stock. That repurchase authorization is contingent upon the closing of the sale of the Electronics Manufacturing business (described in Item 1.01), and is effective until September 30, 2006. If that condition is satisfied, this new repurchase authorization will replace the prior repurchase authorization approved in May 2004 (purchases under which will not count toward the $145 million authorized under the new repurchase program).

A copy of the press release announcing this new repurchase authorization is attached to this Current Report as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description
99.1	Press release issued by Varian, Inc. dated February 7, 2005.

99.2	Press release issued by Varian, Inc. dated February 7, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VARIAN, INC. (Registrant)

By	/s/ Arthur W. Homan

Arthur W. Homan Vice President, General Counsel and Secretary

Date: February 7, 2005